Item 77C  DWS Strategic Government Securities
Fund

Registrant incorporates by reference to its Proxy
Statement filed on January 4,
2008 (SEC Accession No. 0001193125-08-001712)
A Special Meeting of Shareholders of the DWS
Strategic Government Securities
Fund (the ?Fund?) was held on March 31,
2008 at the offices of Deutsche Asset
Management, 345 Park Avenue, New York,
NY 10154. The following matters
were voted upon by the shareholders
of said Fund (the resulting votes are
presented below):

1.	Election of the Board of Trustees.


Number of Votes:
Trustee
For
Withheld
John W. Ballantine
157,288,282.7658
6,739,166.9556
Henry P. Becton, Jr.
157,185,102.8638
6,842,346.8576
Dawn?Marie Driscoll
157,195,912.9428
6,831,536.7786
Keith R. Fox
157,242,979.7428
6,784,491.5906
Paul K. Freeman
157,267,979.7428
6,759,469.9786
Kenneth C. Froewiss
157,326,958.1978
6,700,491.5236
Richard J. Herring
157,271,323.6048
6,756,126.1166
William McClayton
157,266,965.0918
6,760,484.6296
Rebecca W. Rimel
157,207,344.8128
6,820,104.9086
William N. Searcy, Jr.
157,264,945.6948
6,762,504.0266
Jean Gleason Stromberg
157,176,366.7418
6,851,082.9796
Robert H. Wadsworth
157,220,986.5778
6,806,463.1436
Axel Schwarzer
157,244,813.0188
6,782,636.7026

2?A.	Approval of an Amended and Restated
Investment Management Agreement.

Number of Votes:
For
Against
Abstain
120,550,906.2605
5,797,141.7046
9,885,082.7563

2?B.	Approval of a Subadvisor Approval Policy.

Number of Votes:
For
Against
Abstain
120,652,556.7985
5,441,218.8386
10,139,355.0843



4.	Approval of a Revised
Fundamental Investment Policy regarding
Commodities.

Number of Votes:
For
Against
Abstain
119,852,347.2015
5,879,448.2986
10,501,335.2213

The Special Meeting of Shareholders was
reconvened on May 1, 2008, at which
time the following matter was voted upon
by the shareholders (the resulting votes
are presented below):
5.	Approval of an Amended and Restated
Declaration of Trust.

Number of Votes:
For
Against
Abstain
126,068,467.9065
5,338,358.0746
11,028,380.0423